CERNER CORPORATION
                        PERFORMANCE PLAN

1.   Name.
     ----  The  name  of  the  Plan is the  Cerner  Corporation
     Performance Plan (the "Plan").

2.   Basic  Function.
     --------------- The Plan provides for payment of quarterly and annual bonuses to select key associates of Cerner Corporation (the "Company") and its subsidiaries, depending upon the financial performance of the Company or certain subsidiaries or business units and/or the job performance of the individual associates in question. Bonuses, if paid, may be paid on a quarterly or annual basis and determined based on the actual performance of the Company or its subsidiaries or business units or on one or more pre-established financial goals or targets. Payments of awards to certain executives are made pursuant to the "Executive Award Feature" (see Section 10).

3.   Purpose.
     ------- The purpose of the Plan is to provide a meaningful incentive on both a quarterly and annual basis to key associates and officers of the Company and to motivate them to assist the Company in achieving ambitious, attainable, short-term goals. Individual payments made under the Plan will vary, depending upon individual performance and, in some cases, operational business unit achievements.

4.   Termination; Amendment.
     ---------------------- The Plan shall continue to be in effect, unless and until terminated by the Compensation Committee of the Board of Directors of the Company. The Plan is subject to the approval of the stockholders of the Company, by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy, and entitled to vote thereon, at a meeting of the stockholders at which a quorum is present or represented. The Plan may be further amended from time to time by the Compensation Committee provided that any amendment which, if effected without the approval of the stockholders of the Company, would result in the loss of an exemption from federal income taxation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), for amounts payable thereunder but would not result in such loss if approved by the stockholders, shall become effective only upon approval thereof by the stockholders of the Company within the meaning of Section 162(m).

5.   Administration.
     -------------- The   Plan   is   administered   by   the
     Compensation Committee, which has sole authority to make all
     discretionary  determinations under the Plan.   In  suitable
     circumstances, the Compensation Committee may evaluate and use the Company's management's input as well as input and other relevant information from any outside parties it deems appropriate.

6.   Participation.
     ------------- Key associates and officers eligible for participation in the Plan will be determined by the Compensation
     Committee on a year-to-year basis.   Executive officers eligible
     to receive awards under the Executive Award Feature of the Plan will be identified each year by the Compensation Committee as described in Section 10 below.

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7.   General  Feature;  Determination  of  Annual  Targets.
     -----------------------------------------------------  The
     Compensation Committee will determine the measure or measures of financial performance and/or the target levels of performance, the attainment of which in any quarter or year will result in the payment of awards to all eligible participants except for those
     executives  covered  by the Executive Award  Feature.   Such
     determinations on financial performance measures or target levels may be made, and under appropriate circumstances may subsequently be modified, by the Compensation Committee at any time during the Plan year. Alternative performance measures or targets may be established and different target levels may be selected with different general bonus amounts established for each participant. Following the initial determination of performance targets, the Compensation Committee will monitor actual corporate performance throughout each fiscal quarter, and may decide at any time before final quarter or year-end determinations are reached to adjust the earlier target levels as appropriate, for example, to take account of unusual or unanticipated corporate or industry-wide developments. Final determinations of the amounts to be paid to a participant under the general feature of the plan may also be adjusted upward or downward depending upon subjective evaluations by an associate's executive or manager.

8.   Performance  Measures.
     --------------------- Measures of financial performance selected by the Compensation Committee on a quarter-to-quarter or year-to-year basis for determination of payments of awards under the general feature of the Plan may include but are not limited to one or more of the following: stock price, earnings per share (with or without extraordinary items), net income (with or without extraordinary items), return on equity, return on assets, profit margins on contract-by-contract basis, reduction of certain accounts receivable or achievement of subsidiary or operating plans. Target performance may be expressed as absolute or average dollar amounts, percentages, changes in dollar amounts or changes in percentages, and may be considered on an institution-alone basis or measured against specified peer groups or companies. Notwithstanding the foregoing, the measures of financial or Company performance for determination of awards payable under the Plan to those executive officers covered under the Executive Award Feature and the calculation of the maximum amount payable and amounts actually paid to such executive officers under the Plan shall be as set forth in the Executive Award Feature of the Plan (see Section 10).

9.   Individual   Factors.
     --------------------    The  Compensation   Committee,   in
     exercising discretion under the Plan on determinations of cash bonuses payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contributions.

10.  Executive   Award   Feature.
     ---------------------------  Notwithstanding   any   other
     provision of the Plan to the contrary, any awards under the Plan for any year granted to those individuals identified by the Compensation Committee as Section 16 "insiders" of the Company, within the meaning of Security Exchange Commission Regulations (the "Covered Executives"), for purposes of this Plan, shall be governed by the provisions of this Section 10 for such calendar year.

          (i) On or before the ninetieth (90th) day of each calendar year (in the case of annual-based awards or combination of annual and quarterly based awards), or on or before the twelfth (12th) day of each fiscal quarter (in the case of awards based solely on

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     performance in such fiscal quarter) while the Plan is in effect, the Compensation Committee will (a) identify those individuals who it reasonably believes to be Covered Executives for such calendar year or fiscal quarter, (b) establish in writing the Earnings Per Share Target (as defined below) for such calendar year, (c) establish in writing the Company Operating Margin Target (as defined below) for such quarter or year, (d) establish in writing the Agreement Margin Targets (as defined below) for such quarter or year, and (e) establish in writing any other targets for the Covered Executives as specifically determined by the Compensation Committee and set forth in the Compensation Committee minutes ("Other Targets") (the Earnings Per Share Target, the Company Operating Margin Target, the Agreement Margin Target, and all Other Targets to be referred to collectively as the "Executive Targets"). The Compensation Committee may elect to establish more or less than the above Executive Targets in a given quarter or year provided that any established Executive Target or Targets be established on or before the end of the ninety day or twelve day period set forth above. Due to the Compensation Committee's belief that the disclosure of the Executive Targets would adversely affect the Company, the Compensation Committee, the Covered Executives and all other directors, officers and associates who become aware of such targets shall and will treat such Executive Targets for any year or fiscal quarter as confidential.

          (ii) The Earnings Per Share Target shall be expressed as a specific target earnings per share for such year for the Company's common stock on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges.

         (iii) The Company Operating Margin Target shall be expressed as a target percentage reflecting the leverage of the Company's revenue relative to the expense associated with that revenue.
     (iv) The Agreement Margin Targets shall be expressed as a dollar amount of booking margins on specified types of sales, adjusted for the costs associated with delivery of the solutions.

           (v) If at the end of each fiscal quarter (in the case of quarterly-based performance targets) or at the end of the fiscal year (in the case of annual-based or combination of annual and quarterly based performance targets) any of the Executive Targets established by the Compensation Committee have been met, the maximum amount payable to the Covered Executives in any calendar year shall be as follows: (a) for the Chief Executive Officer, 175% of the Chief Executive
     Officer's  base  salary,  and (b) for  all  other  executive officers, 150% of such individual's base salary. The Compensation Committee has discretion to reduce the amount of the bonus payable; provided, however, under no circumstances may the Compensation Committee increase the amount of the bonus payment beyond its maximum limit. The amount of the bonus reduction, if any, will depend upon a subjective bonus reduction factor, formally known as an Annual Performance Evaluation (APE) Factor, which will be determined at the Covered Executive's end-of-the-year evaluation. This factor will range from 100% of the

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     maximum   bonus  amount   for   demonstrated   distinguished
     performance to 40% if performance does not satisfy the required standard.

11.  Certification.
     ------------- Prior to any payment to any Covered Executive of any amount accrued under Section 10 of this Plan, the Compensation Committee shall certify in writing that an Executive Target has been satisfied. For purposes of this certification, approved minutes of the Compensation Committee meeting in which the certification is made shall satisfy this Plan certification requirement.

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